Exhibit 5(c)



INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR                                     DEPARTMENT OF THE TREASURY
G.P.O. BOX 1680
BROOKLYN, NY 11202
                                   Employer Identification Number:
Date:  April 24, 1995                   13-2740599
                                   File Folder Number:
                                        133003684
MERRILL LYNCH & CO., INC.          Person to Contact:
 C/O MICHAEL P. SJOGREN, ESQ.           ROSE DESROCHER
250 VESEY STREET-34TH FLOOR        Contact Telephone Number:
NEW YORK, NY  10281-1334                (203) 258-2024
                                   Plan Name:
                                   401 (K) SAVINGS & INVESTMENT
                                   Plan (PUERTO RICO)
                                   Plan Number: 011

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 30, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code Section 401(b).

     This determination letter is applicable for the plan adopted on October 26, 1992.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.


     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability require-

MERRILL LYNCH & CO., INC.


ments of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,



                                   /s/ Herbert J. Huff
                                   Herbert J. Huff
                                   District Director



Enclosures:
Publication 794
Reporting & Disclosure Guide
   for Employee Benefit Plans

                        COMMONWEALTH OF PUERTO RICO
[LOGO]                       DEPARTMENT OF THE
                                  TREASURY

                 P.O. Box 3-4515 SAN JUAN PUERTO RICO 00905

                            BUREAU OF INCOME TAX



Pietrantoni, Mendez & Alvarez
Banco Popular Center-Suite 1420
209 Munoz Rivera Avenue
San Juan, Puerto Rico 00918

           Name of Employer  :  Merrill Lynch & Co., Inc.

           Account Number    :  13-2740599

           Effective Date    :  January 1, 1993

           Name of Plan      :  Merrill Lynch & Co., Inc.
                                401(k) Savings & Investment
                                Plan (Puerto Rico)

Gentlemen:

    It is the opinion of this Bureau, based upon the evidence submitted with your request for ruling, that the plan referred to above meets the requirements of Section 165(a) of our Income Tax Act of 1954, as amended, (the "Act") and that the trust established thereunder will be entitled to exemption from local income taxes. According to Article 165-1(a)(4) of the Regulations issued under the Act "The law is concerned not so much with the form of any plan as it is with its effect in operation".

    The trust, being exempt under Section 165(a) of our Act, is subject to the provisions of Section 404, relating to tax on unrelated business income, as defined in Section 404A, of said Act. It is also required to file an annual return, on the enclosed Form 480.70, stating specifically the items of gross income, receipts and disbursements connected thereto, and any other pertinent information.

Pietrantoni, Mendez & Alvarez                                    -2-



    The contributions to be made by the employer, pursuant to the terms of the plan, will be subject to the conditions and limitations of Section 23(p)(1) of the Act. The deductibility of such contributions will be verified upon examination of the employer's return.

    The information required by Article 23(p)-2 of the Regulations under our Act must be submitted annually with the employer's and trust's return. However, if in a particular taxable year said information has been filed by the employer and he so notifies the trustee, the trustee, in lieu of the information required under Article 23(p)-2, may file with the Secretary of the Treasury the following information: (1) the names and addresses of the parties to the trust agreement and the date thereof; (2) the taxable year involved; (3) a copy of the notification from the employer with respect to the filing of such information; and (4) a request for exemption of the trust under Section 165(a).

    Any amendment to the plan must be notified immediately to this office so that their tax effect may be determined. Moreover, this office must be notified immediately in the event of suspension or discontinuance of contributions by the employer, or termination of the plan (or trust).

    No opinion is expressed as to the tax treatment of the above transactions under any other provision of the Act (and the regulations thereunder) that may also be applicable thereto, or to the tax treatment of any condition existing at the time of the transactions, or any effect resulting therefrom, that is not specifically covered by this ruling. The opinion expressed herein shall be valid only upon the continued existence of the facts as submitted for our consideration.

                                        Cordially,


                   /s/ Dalia M. Velez Irizarry
                   Dalia M. Velez Irizarry, Acting Chief
                            Pension Plan Section


                        HACIENDA AT YOUR SERVICE